Exhibit 10.4

Distribution Agreement

(Exclusive Territory)

(the “Agreement”)

THIS AGREEMENT made as of October 19, 2012

BETWEEN:

ECOWIN, CO., LTD. a corporation incorporated under the laws of Korea with its principal place of business at #208, High Tech Center, 1-11, Hosan-dong, Dalseo-gn, South Korea 704-946

(the “Corporation”)

- and-

VEGALAB, S.A., a corporation incorporated under the laws of Switzerland with its principal place of business at 20 Rue Adrien Lachenal 1207 Geneva, Switzerland

(the “Distributor”).

WHEREAS:

(A)	The Corporation produces and sells eco-safe all natural agrochemical products bearing the trademarks listed on Exhibit “A” hereto (the “Products”);

(B)	The Distributor desires to obtain the exclusive right to promote, distribute and sell the Products in the Territory (as hereinafter defined);

(C)	The Distributor has assured the Corporation that it possesses the necessary technical and commercial competence and the ability to easily structure the organization necessary to ensure efficient performance of its contractual obligations hereunder;

(D)	The Corporation is willing to sell the Products to the Distributor for marketing in the Territory (as hereinafter defined) under the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Article 1

Appointment of Distributor

1.1	Appointment. Subject to the terms and conditions of this Agreement, the Corporation grants to Distributor the exclusive right to promote, market, distribute and sell the Products in the Territory. The Distributor hereby accepts such exclusive appointment and agrees to use its best efforts to develop and promote the sale of the Products in the Territory during the Term, in accordance with the terms and conditions of this Agreement.

1.2	License. Subject to the provisions of Article 12 hereof, the Corporation hereby grants to Distributor the non-exclusive right and license to use in the Territory, only for so long as this Agreement is in force, the trademarks set forth on Exhibit A hereto, as it may be amended from time to time (the “Trademarks”) for the sole purpose of promoting and selling the Products in the Territory, and for no other purpose.

1.3	Discontinuations; New Products. Nothing in this Article 1 or elsewhere in this Agreement shall preclude the Corporation from discontinuing the sale of any Product which the Corporation reasonably concludes is no longer profitable or otherwise feasible for the Corporation to sell, provided the Corporation gives the Distributor at least ninety (90) prior written notice of such discontinuation. If the Corporation develops additional eco-safe all natural agrochemical products the Distributor shall automatically have the right to distribute and sell these additional products. In this event the Corporation shall so advise the Distributor in writing, and the Distributor shall have thirty (30) from the date of such notice to determine whether it wishes to decline the right to distribute and sell such new product. If Distributor does nothing in aforesaid 30 day period, said product(s) shall be added to Exhibit “A” as a Product. If the Distributor declines, the Corporation may distribute the new product itself or through another distributor or commission agent in the Territory.

1.4	Limitations. The Distributor shall buy and sell the Products in its own name and for its own account. The Distributor is an independent contractor, and not an employee, agent, joint venturer or partner of the Corporation. The Distributor and employees of the Distributor shall identify themselves as such, and shall make clear the limitations of their authority to any potential or actual customers of the Products. The Distributor may not, in any manner, accept any obligation, incur any liability, promise any performance or pledge any credit on behalf of, or for the account of, the Corporation except those expressly permitted under this Agreement. Each party shall pay any and all expenses and charges relating to their performance of contractual obligations hereunder.

Article 2

Products

2.1	Products. The Products covered by this Agreement shall include over 100 eco-safe all natural agrochemical products manufactured by the Corporation, as more specifically set forth on Exhibit “A” attached hereto, as it may be amended from time to time.

Article 3

Territory

3.1	Territory. The territory covered by this Agreement shall be the Americas and Europe (the “Territory”).

Article 4

Prices and Payment Terms

4.1	The selling price to the Distributor for the Products will be the Corporation’s list price in effect at the time of the Distributor’s order. The Distributor shall submit purchase orders for the Products to the Corporation in writing, which purchase orders shall set forth, at a minimum: identification of the Products ordered, quantity and requested delivery dates. Title and risk of loss pass to Distributor in accordance with the definition of Ex Works in Incoterms 2000. Prices will be FOB the factory unless otherwise specifically stated.

4.2	The Corporation’s price list is subject to change on thirty (30) days prior written notice to the Distributor, and any such price changes shall take effect only on orders placed after such thirty (30) day period.

4.3	Payment shall be in U.S. Dollars by irrevocable and confirmed letter of credit issued at the time of the Distributor’s order and payable at ninety (90) days from the date of bill of lading. The letter of credit shall be on terms acceptable to the Corporation, shall be issued by a bank acceptable to the Corporation and confirmed by a bank acceptable to the Corporation.

4.4	In the event of any delay in payment of any amounts due to the Corporation hereunder, the Corporation shall have the right to suspend deliveries and may, at its option, terminate the order, as well as any and all other orders and contracts with the Distributor. In the event that the Corporation does not receive any payment when due, the Distributor shall pay to the Corporation as a late charge and not as a penalty, interest on the unpaid balance from the due date until payment is actually received by the Corporation, at 10% interest. The Corporation’s right to such interest shall be in addition to and not in lieu of all other rights and remedies arising by reason of such non-payment. Any payment received by the Corporation may be applied by the Corporation first to any outstanding interest due and then to any outstanding balance owed by the Distributor to the Corporation, as the Corporation in its sole discretion shall determine. The Distributor shall make all payments in accordance with the terms of this Agreement notwithstanding any claim for any alleged fault, defect or irregularity in the Products.

Article 5

Security Interest

5.1	Security Interest. The Corporation shall retain title to the Products and shall have a security interest in the Products sold to the Distributor and all accounts receivable arising from the sale of such Products, including their respective proceeds (for purposes hereof, the “Collateral”) until paid in full. The Distributor, upon the Corporation's request, shall give, execute, file and/or record any notice, financing statement, continuation statement, instrument or document which the Corporation shall consider necessary to create, preserve, continue, effect or validate the security interest in the Collateral granted hereunder or to enable the Corporation to exercise or enforce its rights hereunder. The Distributor hereby authorizes the Corporation to file any financing statements, continuation statements or other documents in any jurisdiction at any time it deems necessary to protect and maintain the Corporation's interest in the Collateral, with or without the Distributor's signature, and the Distributor hereby specifically authorizes the Corporation as the Distributor's attorney-in-fact to execute and file such statements on the Distributor's behalf. In the event the Distributor intends to utilize other warehouse facilities, change its business address or in any other way to transfer the Products, or any records relating to such Products, including accounts receivable, to any location other than the address set forth above, the Distributor shall notify the Corporation in writing at least thirty (30) days prior to such change or transfer.

Article 6

Duties of Distributor

6.1	The Distributor, at its own cost and expense, shall use all reasonable commercial efforts to develop and exploit the maximum sales for the entire line of the Products in the Territory. This covenant to use all reasonable commercial efforts shall include without limitation the following obligations:

(a)	Sales Organization. Distributor shall establish and maintain a sales organization of personnel who are fully trained and knowledgeable about the Products.

(b)	Inventory. The Distributor shall maintain an adequate selection and stock of the Products as is necessary to fulfill customers’ demands and to guarantee requests for replacement under warranty, as set forth in Article 9 of this Agreement, as determined by the Distributor based upon its prior business operations and experience and upon the fixed delivery times.

(c)	Monthly Reports. Distributor shall deliver to the Corporation no later than the tenth (10th) day after the end of each calendar month a written sales report in regard to operations of the Distributor for the preceding calendar month.

(d)	Advertising and Promotion. The Distributor agrees to conduct, at its own expense, advertising and public relations campaigns and to attend trade shows. The Corporation will provide advertising materials including, inter alia, a first class Product Catalogue, to use in promoting and advertising the Products. The Corporation reserves the right to review and approve all advertising and promotional materials not supplied by Corporation.

(e)	Licenses and Permits. The Distributor agrees that it shall obtain any and all licenses and permits which may be required under all applicable Federal, State or local law in order to perform the duties and obligations hereunder.

6.2	The Distributor undertakes to comply with the rules of fair competition and all other applicable Federal, State or local laws and regulations.

6.3	Except as expressly provided by this Agreement, any and all expenses and /or charges connected with the fulfillment of the Distributor's obligations and activity pertaining to this Agreement shall be exclusively borne by the Distributor.

6.4	The Corporation's representatives may, upon prior written notification, visit the Distributor's offices at any reasonable time during normal business hours, in order to assist in the improvement of the sales and marketing of the Products.

6.5	The Distributor agrees to provide the Corporation with regular information as is necessary to keep the Corporation up to date regarding sales of the Products, market trends, and the products and advertising of competitors.

Article 7

Minimum Purchases

7.1	The minimum purchases to be made by Distributor during each year period commencing January 1, 2013, are as follows:

2013	$1,000,000

2014	$2,000,000

2015	$2,000,000

Thereafter	$2,000,000

Once annual sales exceed $5,000,000/annum worldwide, this performance requirement will be moot; and, it will be presumed that Distributor is capable and in good faith, all benchmarks having been met. If Distributor does come up short of a benchmark, Corporation may waive said standard of performance in its sole and absolute discretion.

Article 8

Exclusivity

8.1	During the Term, the Distributor shall not, directly or indirectly (by equity or management participation, beneficial ownership, rendering of advice or consultation, contractual arrangement or otherwise), solicit orders for, sell, distribute or otherwise deal in, any products competitive with the Products without the express written consent of the Corporation.

Article 9

Warranty

9.1	THE CORPORATION WARRANTS TO THE DISTRIBUTOR EACH PRODUCT SOLD BY IT TO BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP, WHEN PROPERLY MAINTAINED UNDER NORMAL USE, FOR A PERIOD OF TWENTY FOUR (24) MONTHS FROM THE DATE OF PURCHASE BY THE DISTRIBUTOR OF THE PRODUCT (THE “WARRANTY PERIOD”).

9.2	PRODUCTS WHICH DO NOT CONFORM TO THEIR DESCRIPTION OR WHICH ARE DEFECTIVE IN MATERIAL OR WORKMANSHIP WILL, BY THE CORPORATION'S DECISION, BE REPLACED OR REPAIRED, OR, AT THE CORPORATION'S OPTION, CREDIT FOR THE ORIGINAL PURCHASE PRICE MAY BE ALLOWED PROVIDED THAT DISTRIBUTOR NOTIFIES THE CORPORATION IN WRITING OF SUCH DEFECT WITHIN THIRTY (30) DAYS OF DISCOVERY AND DISTRIBUTOR RETURNS SUCH PRODUCTS IN ACCORDANCE WITH THE CORPORATION'S INSTRUCTIONS. NO PRODUCTS MAY BE RETURNED BY THE DISTRIBUTOR WITHOUT THE CORPORATION'S PRIOR WRITTEN AUTHORIZATION.

9.3	THIS WARRANTY DOES NOT APPLY TO ANY PRODUCT WHICH HAS BEEN SUBJECTED TO MISUSE, ABUSE, NEGLIGENCE OR ACCIDENT BY THE DISTRIBUTOR OR THIRD PARTIES.

9.4	THE FOREGOING CONSTITUTES THE DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY AND THE CORPORATION'S SOLE OBLIGATION WITH RESPECT TO PRODUCTS FURNISHED HEREUNDER.

Article 10

Term and Termination

10.1	The duration of this Agreement shall be for twenty years with two 10-year options to renew provided Distributor is in good standing so long as Distributor meets the benchmarks set forth in Article 7. In the event Distributor fails to meet the aforesaid benchmarks, then corporation shall have the right to terminate this Agreement giving the Distributor written notice to terminate this Agreement ninety (90) days prior to the termination date.

10.2	Anything in section 10.1 above to the contrary notwithstanding, this Agreement may also be terminated at any time by the Corporation upon written notice to the Distributor in the event that after the date hereof:

(a)	Distributor breaches its covenants of exclusivity set forth in Article 8 hereof and fails to cure within 30 days of notice of default;

(b)	The Distributor fails to comply in a substantial and material way with the applicable federal, State and local laws and regulations, pursuant to section 6.3 above and fails to cure within 30 days of notice of default;

(c)	The Distributor fails to comply with the price and payment term provisions set forth in Article 4 hereof and fails to cure within 30 days of notice of default; or

10.3	Anything in section 10.1 or 10.2 above to the contrary notwithstanding, this Agreement may also be terminated at any time by either party upon written notice to the other party in the event that after the date hereof:

(a)	Either party shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or either becomes in any jurisdiction a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or to any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors is commenced with respect to it, or a receiver, liquidator, custodian or trustee shall be appointed for it, or a substantial part of its assets (and with respect to any involuntary action or proceeding, an order entered in the proceeding is not dismissed within thirty (30) days) or it shall take any action to effect or which indicates its acquiescence in any of the foregoing;

(b)	Either party materially breaches any provision of this Agreement and fails to cure such default within thirty (30) days of receipt of written notice thereof.

10.4	Procedure Upon Termination. Upon termination of this Agreement, the Corporation is entitled to restrict or cease deliveries of the Products to the Distributor, including deliveries on orders already received at the time of the notice of termination. Also upon termination of this Agreement, the Distributor shall cease to have any rights, liabilities or obligations hereunder, with the exception of the Distributor’s obligations under Article 9 and Article 12, which obligations shall survive termination. Notwithstanding the foregoing, except in the event of termination by the Corporation pursuant to Section 10.3(a) above, the Corporation is required to make the Products available to the Distributor in such quantities so as to enable the Distributor to maintain the Distributor's own delivery commitments existing before the effective date of termination, subject to proof being given by the Distributor to the Corporation that it was under unconditional contractual obligations at the time it received notice of termination to make deliveries which it can not fulfill from its inventory. After any notice of termination is given, the Corporation may modify the terms of payment for any subsequent shipment.

10.5	Effect of Termination. Upon termination or expiration of this Agreement, all of the Distributor's rights with respect to the Trade-marks shall immediately cease, provided, however, that the Distributor may utilize the Trademarks to sell any Products remaining in inventory or otherwise delivered after the said expiration or termination for a period of six (6) months from the date of termination.

Article 11

Confidentiality

11.1	Confidential Information. During the Term hereof and thereafter, the Distributor agrees to keep secret all Confidential Information and will take all steps and institute any internal secrecy procedures which may be necessary to maintain the secrecy of the Confidential Information and further agrees that it shall not use the Confidential Information except in connection with the performance of its obligations under this Agreement. Upon termination of this Agreement, Distributor shall immediately cease to use the Confidential Information and shall return to the Corporation all documents and copies in its possession or control which in any way embody or evidence the Confidential Information. As used herein, the term “Confidential Information” shall mean all information disclosed to the Distributor or otherwise acquired by the Distributor in connection with its performance of its obligations under this Agreement, concerning or relating in any way to the markets, customers, Products, procedures, plans, operating experience, marketing strategies, organization, employees, financial conditions or plans or business of the Corporation, its subsidiaries or Affiliates, except for such knowledge or information which: (i) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Distributor; (ii) was already known to the Distributor at the time it received the information or knowledge; (iii) is made available to the Distributor by a third party without secrecy obligation and without breach of its obligations to the Corporation; or (iv) the Distributor is required by law to divulge.

Article 12

Trademarks

12.1	During the Term of this Agreement, the Distributor shall have the limited, non-exclusive, royalty-free right to use the Trademarks in connection with the promotion and sale of Products in the Territory, provided however that the Distributor obtain the Corporation’s prior written consent to use the Trademarks in catalogues, promotional materials, and advertising materials.

12.2	Use of the Trademarks shall conform to the following requirements:

(a)	The Distributor shall not use the Trademarks in any manner other than as set forth in Section 12.1 above without the prior written approval of the Corporation.

(b)	The Distributor shall not put or retain the Trademarks in the Distributor’s own name or any business name;

(c)	The Distributor shall not use the Trademarks in any manner which suggests an affiliation with the Corporation other than that of distributor of the Products;

(d)	The Distributor shall not add to, or use with, the Trademarks, any other trade name, trademark, symbol or device without the prior written approval of the Corporation. Approval shall not be unreasonable withheld.

(e)	The Distributor shall employ any symbol or notice with the Trademarks which the Corporation advises is necessary, from time to time, to identify and protect the interest of the Corporation in the Trademarks.

(f)	The Distributor shall apply no other trade name or trade name, nor any labels, signs or markings of any kind to the Products without the prior written consent of the Corporation. Vegalab and the Vegalab Trademarks are preapproved. Approval shall not be unreasonable withheld.

(g)	Nothing herein shall prevent the Distributor from privately labeling Products for customers as long as the Corporation is notified of same and does not object for good cause within 5 business days.

12.3	The Distributor hereby acknowledges that the Corporation (or Licensors of the Corporation) are the sole owners of the Trademarks and the goodwill pertaining thereto and that nothing contained herein shall constitute an assignment of the Trademarks or grant to Distributor any right, title or interest therein, except the right to use it as set forth in this Article 12. The Distributor agrees that it will not contest the Corporation’s (or the Corporation’s Licensors’) ownership of the Trademarks, either during or after the Term.

12.4	The Distributor shall notify the Corporation in writing of any infringement of the Trademarks in the Territory, of any applications or registrations for the Trademarks or marks similar to the Trademarks within the Territory, of any suit or proceeding or action of unfair competition involving the Trademarks in the Territory, promptly after it has notice thereof.

12.5	The Distributor agrees that, upon the termination of this Agreement, it shall have no interest in or right to use the Trademarks in any manner or for any purpose whatsoever, except for the limited right to sell its then remaining inventory of Products bearing the Trademarks.

12.6	If the Distributor acquires any rights to the Trademarks for any reason, it undertakes to promptly return such rights to the Corporation immediately and without expense to the Corporation.

12.7	The Corporation represents and warrants to the Distributor that (i) it is the registered owner of the Trademarks and/or is the sole authorized licensee of such Trademarks in the Territory, pursuant to valid license agreements and (ii) it has the right, power and authority to enter into this Agreement and to grant to the Distributor the rights granted hereby.

Article 13

Force Majeure

13.1	Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under this Agreement when such delay or failure is a direct result of any present or future statute, law, ordinance, regulation, order, failure to deliver on the part of its suppliers, judgment or decree, act of God, earthquake, epidemic, explosion, lockout, boycott, strike, labor unrest, riot, war, or similar catastrophic occurrence.

13.2	In the event of any such delay or failure, the affected party shall send written notice by telefax or telex of the delay or failure and the reason thereof to the other party within fourteen (14) calendar days from the time the affected party knew or should have known of the Force Majeure in question.

13.3	The provisions of this Article shall not be applicable to any obligation involving the payment of money.

Article 14

General Provisions

14.1	Governing Law. This Agreement and all sales and commission transactions pursuant hereto shall be governed by the rules of the Commission on Arbitration and ADR of the International Chamber of Commerce and resolved by binding arbitration.

14.2	Notices. Any notice, request, demand, waiver, consent, approval or other communication required to be given pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days, if sent by express mail or air courier; or (iii) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) of this Section 14.2 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All Notices are to be given or made to the parties at the addresses appearing on the first page hereof, or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 14.2.

14.3	Entire Agreement; Amendment. This Agreement, together with Exhibits hereto, contains the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement. This Agreement may not be modified except in writing, signed by both of the parties hereto.

14.4	Waiver. The failure by the Corporation to require the performance of any term of this Agreement or the waiver by the Corporation of any breach under this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Distributor hereto.

14.5	Assignment. Neither party shall assign its rights nor delegate the performance of its duties or other obligations under this Agreement, including any claims arising out of or connected with this Agreement, without the prior written consent of the other party. Notwithstanding, it is anticipated that Distributor will develop a network of sub-distributors and the assignment of territories subject to the terms of this Agreement will only be disallowed for good cause.

14.6	Dispute Resolution/Costs and Fees. In the event of a dispute the prevailing party shall be entitled to reasonable costs and attorney fees.

14.7	Severability. In case any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ECOWIN CO., LTD

		Per:	/s/ Kyung Bon Koo
Dated:	19 Oct 2012		Name: Kyung Bon Koo
Nunc pro tunc October 19, 2012			Title: Chief Executive Officer

VEGALAB S.A.

		Per:	/s/ David Selakovic
Name: David Selakovic
Title: President

AMENDMENT

The parties to this Agreement hereby acknowledge and ratify the oral amendment to Article 3.1 of this Agreement to expand the Territory to: “worldwide exclusivity SAVE AND EXCEPT Korea”.

IN WITNESS WHEREOF the parties hereto have executed this Amendment to the Agreement as of the date first above written.

ECOWIN CO., LTD.

		Per:	/s/ Kyung Bon Koo
Dated:	19 Oct 2012		Name: Kyung Bon Koo
Title: Chief Executive Officer

VEGALAB S.A.

		Per:	/s/ David Selakovic
Name: David Selakovic
Title: President

Exhibit “A”

Products and Trademarks

GRANT OF EXCLUSIVE RIGHTS TO RECEIVE, STORE, RECONSTITUTE, SHIP, MARKET, DISTRIBUTE, AND SELL VEGALAB PRODUCTS IN THE WESTERN HEMISPHERE TO DAVID SELAKOVIC

(“Agreement”)

Whereas Vegalab, S.A. (“Vegalab S.A.”), a Swiss company with corporate offices at 15 Rue du Cendrier 1207, Geneva, Switzerland is in the business of marketing, distributing and selling all natural, sustainable agricultural products, in particular, agrochemicals manufactured by Ecowin, Inc., a Korean company (“Vegalab Products”);

Whereas Vegalab S.A.’s right to market, distribute and sell Vegalab Products is exclusive as to the entire world SAVE AND EXCEPT Korea pursuant to a restated Distribution Agreement attached hereto as Exhibit “A” and made a part hereof by reference;

Whereas David Selakovic (“Selakovic”) is the owner and president of Vegalab S.A.;

Whereas Selakovic by and through Vegalab S.A. has a proven track record for marketing and selling Vegalab Products;

Whereas Selakovic has identified a corporate vehicle suitable for use to penetrate the agricultural business in the Western Hemisphere market with Vegalab Products;

Whereas Vegalab, LLC (hereinafter “Vegalab Delaware”) is a Delaware limited liability company which holds all of the product registrations for Vegalab Products issued by U.S. states and/or countries in the Western Hemisphere; and, which holds the two Vegalab trademarks currently issued by the United States Patent and Trademark Office (hereinafter “Registrations and Trademarks”);

Whereas Vegalab Delaware has never conducted any commercial business - it was only formed to hold the aforementioned Registrations and Trademarks;

Whereas Selakovic has requested from Vegalab S.A. the assignable exclusive marketing and sales rights in the Western Hemisphere to the whole line of Vegalab Products as it currently exists with the understanding that the line of products may be added to, deleted or modified from time to time;

Whereas the Vegalab Products are manufactured in Korea using trade secret formulations and patented manufacturing equipment by the aforementioned Ecowin, Inc., a Korean corporation;

Whereas Vegalab S.A. and Ecowin, Inc. acknowledge Mr. Selakovic's prowess in generating sales of the Vegalab Products; and, understand that, based on this Agreement, Selakovic and any potential assignee of Selakovic intend to change their position and invest significant time and money to develop the market in the Western Hemisphere for the Vegalab Products in the hope of reaping very high monetary rewards;

Now, therefore, it is agreed, by and in consideration of $10.00 and other valuable consideration the receipt of which is hereby acknowledged to be sufficient, as follows:

1.	Vegalab S.A. does hereby grant to Selakovic the exclusive right to the Western Hemisphere territory to receive, store, reconstitute, ship, market, distribute, and sell Vegalab Products anywhere in the Western Hemisphere.

2.	It is anticipated and agreed that Selakovic may assign this Agreement to any entity Selakovic deems in his sole discretion to be in the best interest of promoting and selling the Vegalab Products in the Western Hemisphere; and, Selakovic or his assignee may again reassign same if Selakovic or assignee determines in his, her or its sole discretion that a subsequent reassignment of all or a part of the rights granted hereby is in the best interest of all of the parties hereto . Any assignee of Selakovic shall have all the same rights Selakovic has under the terms of this Agreement.

3.	Vegalab S.A., in order to facilitate the orderly distribution and sale of the Vegalab Products in the Western Hemisphere does, simultaneous with the execution of this Agreement, hereby agree to transfer 100% of the membership shares in Vegalab Delaware to Selakovic or his designee forthwith as part of the consideration for this Agreement.

4.	Selakovic and any assignee of Selakovic agree to continue on with the registration of Vegalab Products in the United States and other countries in the Western Hemisphere and agree to keep the Registrations and Trademarks already in place current, all as Selakovic and any assignee of Selakovic deem economically viable in their sole and reasonable discretion.

5.	Ecowin, Inc., by its signature hereto, acknowledges that HPC Acquisitions, Inc., a Nevada corporation, is a worthy assignee.[1]

6.	Ecowin, Inc., by its signatures hereto, acknowledges that Selakovic and his assignee(s) shall be entitled to pay the “favored nation” price for Vegalab Products for so long as this Agreement is in good standing on 30 day terms, 2% in 10 days, unless otherwise agreed by the parties.

7.	This Agreement shall be construed pursuant to the laws of the State of Florida. In the event of a dispute, jurisdiction and venue shall lie in Palm Beach County, Florida; and, the prevailing party shall be entitled to reasonable attorney fees and costs.

1 This is a matter that is in the sole discretion of Selakovic; but, this statement is made to eliminate any question of whether all the interested parties are in accord.

8.	This Agreement may be signed in counterparts. Electronic copies of signatures shall be deemed original.

/s/ David Selakovic
David Selakovic, individually
Date:

/s/ David Selakovic
Vegalab S.A.
By: David Selakovic
Its: President
Date:

READ AND APPROVED:

/s/ Kyung Bon Koo
Ecowin, Inc.
By:	Kyung Bon Koo
Its:	CEO
Date:

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